Exhibit 10.1

[TIME-BASED RSU AGMT]

Great Lakes Dredge & Dock Corporation

2017 Long-Term Incentive Plan

Restricted Stock Unit Award Notice

[Participant Name]

You have been awarded a restricted stock unit award with respect to shares of common stock of Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Corporation”), pursuant to the terms and conditions of the Great Lakes Dredge & Dock Corporation 2017 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (together with this Award Notice, the “Agreement”).   The Restricted Stock Unit Award Agreement is attached hereto and the Plan and the Restricted Stock Unit Award Agreement are available on Fidelity Investment’s website at www.netbenefits.fidelity.com.  Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Stock Units:	You have been awarded a restricted stock unit award with respect to [Insert number of shares] shares of Common Stock, subject to adjustment as provided in the Plan.
Grant Date:	[Grant Date]
Vesting Schedule:

Except as otherwise provided in the Plan, the Agreement or any other agreement between the Corporation or any of its Affiliates and Holder, the Award shall vest [Insert Vesting Conditions] subject thereto on the Grant Date, in each case, provided the Holder remains continuously employed by the Corporation through such date (each, a “Vesting Date”).

GREAT LAKES DREDGE & DOCK CORPORATION

By: _/s/ Lasse J. Petterson__________________

Lasse J. Petterson

Chief Executive Officer

Acknowledgment, Acceptance and Agreement:

By accepting this grant on Fidelity Investment’s website, I hereby accept the Performance-Based Restricted Stock Units granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

_Participant Name_________________________________

«Participant_Name»

_Electronic Signature ________Date___Acceptance Date_____________________

«Electronic_Signature

2

Great Lakes Dredge & Dock Corporation

2017 Long-Term Incentive Plan

Restricted Stock Unit Award Agreement

Great Lakes Dredge and Dock Corporation, a Delaware corporation (the “Corporation”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Great Lakes Dredge & Dock Corporation 2017 Long-Term Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to the number of shares of the Corporation’s Common Stock, par value $0.0001 per share (“Stock”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”).  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Corporation  (or electronically accepting this Agreement within the Holder’s stock plan account with the Corporation’s stock plan administrator according to the procedures then in effect).

2.Rights as a Stockholder.    The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares.  As of each date on which the Corporation pays a cash dividend to record owners of shares of Stock (a “Dividend Date”), then the number of shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Corporation on such Dividend Date, divided by (ii) the Fair Market Value of a share of Stock on such Dividend Date.  Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3.Restriction Period and Vesting.

3.1.Vesting Conditions.  The Award shall vest in accordance with the vesting schedule set forth in the Award Notice, provided the Holder remains continuously employed by the Corporation through the applicable vesting date or as otherwise provided for in an agreement between the Holder and the Company.  The period of time prior to the vesting shall be referred to herein as the “Restriction Period.”  In the event of the Holder’s termination, the portion of the Award that was not vested immediately prior to such termination, shall be immediately forfeited by the Holder and cancelled by the Company, except as otherwise set forth below.

3.2.Termination of Employment

(a)Death or Disability.  Upon the Holder’s Disability or death prior to the end of the Restriction Period, to the extent not previously forfeited, the Award shall be fully vested.

(b)Termination due to Retirement.  Upon the Holder’s termination of employment due to Retirement, to the extent not previously forfeited, the restricted stock units that are scheduled to vest on the next Vesting Date shall vest on such Vesting Date in an amount equal to the product of (i) the number of days beginning with the Grant Date or, if applicable, the prior Vesting Date (in the case of a termination due to Retirement after the first Vesting Date) and ending with the date of the Holder’s termination due to Retirement divided by 365 times (ii) the number of restricted stock units that are scheduled to vest on the next Vesting Date.  Any restricted stock units that do not vest in accordance with the formula shall be forfeited.

(c) Termination other than due to Retirement, Death or Disability.  Subject to any employment or consulting agreement with the Holder that provides otherwise, if the Holder’s employment with the Corporation terminates prior to the end of the Restriction Period by reason of (i) the Corporation’s termination of the Holder’s employment for any reason other than death or Disability or (ii) the Holder’s resignation for any reason other than Retirement, then the Award shall be immediately forfeited by the Holder and cancelled by the Corporation.

3.3.Change in Control.  Subject to the terms of the Plan relating to Replacement Awards, upon a Change in Control during the Restriction Period, the Committee may elect, in its sole discretion, to accelerate the vesting of some or all of the Award, provided, that no provision of this Agreement shall require the Committee to accelerate vesting pursuant to this sentence upon a Change in Control or any other event.  In the event that the vesting of the Award is accelerated pursuant to this Section 3.3 or the terms of the Plan relating to Replacement Awards, then the Award shall be settled in cash within 70 days following the Change in Control; provided, however, if the Award is “non-qualified deferred compensation” subject to Section 409A of the Code and the “Change in Control” was not a “change in control event” within the meaning of Section 409A or to the extent such settlement would be prohibited under Section 409A of the Code, then the vested Award shall be settled in accordance with the normal vesting schedule or, if earlier, the Holder’s death, Disability or next Vesting Date for a termination due to Retirement.

3.4.Definitions.

(a)“Disability” shall mean the Holder becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(b)“Restrictive Covenant Agreement” shall mean an agreement between the Corporation or an Affiliate, in a form satisfactory to the Corporation or the Affiliate, governing confidentiality, non-solicitation of customers and/or employees, non-competition and/or similar matters, which may be a free-standing agreement or contained in an employment, consulting or other written agreement, and which may be entered into subsequent to the date of this

Agreement.  In no event will any non-competition or non-solicitation provision contained within the Restrictive Covenant Agreement extend beyond the three-year anniversary of the Holder’s termination due to Retirement.

(c) “Retirement” shall have the meaning set forth in any employment or consulting agreement between the Holder and the Corporation or an Affiliate; provided, however, if (1) a uniform definition of Retirement is not used either within a single agreement or across multiple employment or consulting agreements between the Holder and the Corporation or an Affiliate, (2) there is no such agreement, or (3) such agreement does not define Retirement, Retirement shall mean a Holder’s termination of employment, other than for Cause, which meets all of the following criteria.

(i)

The sum of (x) the continuous full years of service by the Holder to the Corporation or an Affiliate and (y) the attained age in full years of the Holder on the date of the Holder’s termination of employment total no less than 75 (the “Rule of 75”).  A leave of absence which is agreed to between the Corporation and the Holder in writing for medical reasons or for military service shall not constitute a break in Service for this purpose.

(ii)

The Holder signs a Restrictive Covenant Agreement in anticipation of the  Holder’s Retirement, in the form provided to the Holder by the Corporation if the Corporation requests that the Holder do so, within the timeframe given to the Holder to sign by the Corporation.

(iii)

The Holder gives his or her direct supervisor, or in the case of the Chief Executive Officer, the Board, at least two months’ prior written notice of his or her Retirement, or if the Holder is an officer of the Corporation, three months’ prior written notice of his or her Retirement.

4.Issuance or Delivery of Shares.  Subject to Section 7.12 and except as otherwise provided for herein, within 70 days after each Vesting Date (or, if earlier, a qualifying termination of employment or Change in Control, to the extent either event constitutes a settlement date for the Award), the Corporation shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Stock to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation.  The Corporation shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7.  Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Corporation or in such shares of Stock, and will have the status of a general unsecured creditor of the Corporation.

5.Recoupment.  This award and any payment or shares of Stock delivered pursuant to this award may be subject to forfeiture, recovery by the Corporation or other action pursuant to any clawback or recoupment policy which the Corporation may adopt from time to time, including without limitation any such policy which the Corporation may be required to adopt under Section 304 of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and

Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

6.Transfer Restrictions and Investment Representation.

6.1.Nontransferability of Award.  The Award may not be transferred by the Holder other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

6.2.Investment Representation.  The Holder hereby covenants that (a) any sale of any share of Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

7.Additional Terms and Conditions of Award.

7.1.Withholding Taxes.

(a)As a condition precedent to the delivery to the Holder of any shares of Stock upon vesting of the Award, the Holder shall, upon request by the Corporation, pay to the Corporation such amount of cash as the Corporation may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Corporation, the Corporation may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Corporation to the Holder or withhold shares of Stock.

(b)The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Corporation; (2) delivery to the Corporation (either actual delivery or by attestation procedures established by the Corporation) of previously owned whole shares of Stock having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments; (3) authorizing the Corporation to withhold from the shares otherwise to be delivered to the Holder pursuant to the Award, a number of whole Shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (4) any combination of (1), (2) and (3). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No shares shall be delivered until the Required Tax Payments have been satisfied in full.

7.2.Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Corporation.  The Corporation agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.3.Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Corporation or any Affiliate or affect in any manner the right of the Corporation or any Affiliate to terminate the employment of any person at any time.

7.4.Decisions of Board or Committee.  The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

7.5.Successors.   This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.6.Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Corporation, to Great Lakes Dredge & Dock Corporation, Attn: Chief Legal Officer, 2122 York Road, Oak Brook, IL 60523, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Corporation.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Corporation is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Corporation.

7.7.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.8.Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith.  In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control.  The Holder hereby acknowledges receipt of a copy of the Plan.

7.9.Entire Agreement.  This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Corporation and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Corporation and the Holder.

7.10.Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

7.11.Amendment and Waiver.  The Corporation may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder.  No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7.12.Compliance With Section 409A of the Code.  This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly.   To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death; provided, further, if the Holder is subject to another employment agreement or written arrangement in effect prior to the date hereof that requires a different time or form of payment of the Award, then this Agreement shall be governed by such other prior employment agreement or written arrangement to the extent required to comply with Section 409A of the Code.  In the event the Holder satisfies the age and service requirements for Retirement and is subject to an employment agreement or written arrangement that provides for accelerated vesting upon a termination of employment following a Change in Control, the Award shall be settled upon such termination of employment to the extent that the “Change in Control” constitutes a “change in control event” within the meaning of Section 409A and such termination of employment occurs within two years following such Change in Control, otherwise the vested Award shall be settled upon the earlier to occur of the next Vesting Date, death, or Disability.